FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226850-08

Subject:	BBCMS 2021-C9: NEW ISSUE CMBS IO **ANNOUNCEMENT/GUIDANCE**

NEW ISSUE CMBS:	BBCMS 2021-C9 $692,608,000
NEW ISSUE CMBS IO ****PUBLIC OFFERING****

JOINT LEADS:	BARCLAYS, SOCIÉTÉ GÉNÉRALE, KeyBanc
CO-MANAGERS:	ACADEMY SECURITIES, Bancroft Capital, LLC

RATING AGENCIES:	S&P, FITCH, KBRA

***PUBLIC OFFERED CERTIFICATES***

RATINGS AVAIL. INITIAL
CLASS	(S/F/K)	SIZE ($MM)	WAL*	COUPON	~PV	PX GUIDANCE
X-A	AAA/AAA/AAA	555.674	8.91	1.77105	$71.8mm	T+125-130A/100CPY
X-B**	NR/A-/AAA	136.934	9.68	1.11990	$12.2mm	T+115-120A/100CPY

* WAL of NOTIONAL BALANCE @ 100CPY

NEW AUCTION PROCESS ** XB AUCTION BIDS DUE AT 1PM ET - WILL BE AWARDED TO TOP 2 BIDS AND SPLIT AT SECOND BEST LEVEL **

*TRANSACTION SUMMARY*

POOL BALANCE:	$793,820,306
NUMBER OF LOANS:	57
NUMBER OF PROPERTIES:	87
WA CUT-OFF LTV:	56.7%
WA MATURITY LTV:	51.2%
WA U/W NCF DSCR:	2.28X
WA U/W NOI DY:	10.4%
WA MORTGAGE RATE:	3.75018%
TOP 10 LOANS %:	50.5%
WA REM TERM MATURITY:	117 MONTHS

LOAN SELLERS:	BARCLAYS (21.5%), LMF (20.5%), BSPRT (17.8%), SGFC (13.6%), SMC (10.7%), KeyBank (8.6%), BARCLAYS/SGFC (7.3%)

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.